UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 30, 2013

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California (Address of principal executive offices)	90067 (Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, Air Lease Corporation (the “Company”) entered into amendments (the “Amendments”) to the Employment Agreements, as amended (the “Employment Agreements”), by and between the Company and each of Steven F. Udvar-Házy and John L. Plueger (each, an “Executive”).  Below is a summary of the principal changes to the Employment Agreements.    Any capitalized terms not otherwise defined in this Form 8-K have the meanings ascribed to them in the Employment Agreements.

•      The Amendments extend the term of the Employment Agreements from June 30, 2013 to June 30, 2016.

•      The Amendments provide for a three-year service completion bonus equal to ten percent (10%) of the Executive’s then annual salary if the Executive is employed on the sixth anniversary of the effective date of his Employment Agreement.

•      The Amendments eliminate the Executive’s right to a deferred bonus award for the year of termination if the Executive’s employment is terminated as a result of his death or disability, by the Company other than for Cause or by the Executive for Good Reason, and in lieu thereof, provide that, to the extent the Executive has not been granted a deferred bonus award in respect of the calendar year immediately preceding the calendar year in which such termination occurs, the Executive will be granted a deferred bonus award for such immediately preceding calendar year and such deferred bonus award will vest in the same manner as other deferred bonus awards that have been granted but are unpaid.

•      In the event the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Amendments provide that (i) in lieu of full vesting of granted but unpaid deferred bonus awards, the Executive will only be entitled to pro rata vesting for such awards and (ii) in lieu of the target annual bonus for each calendar year remaining in the Continuation Period, the Executive will be entitled to two times the average of the annual bonus payments received during the thirty-six month period immediately prior to date of termination, payable in substantially equal installments over the Continuation Period.  The Continuation Period has been reduced to the two-year period following termination of employment rather than the period commencing on the date of termination and ending on the later of the End Date and the second anniversary of the termination.

•      The definition of “Cause” has been amended to read as follows:  the Executive’s “(i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties hereunder or (iv) breach in any material respect of the terms and provisions of this Agreement.”  The Executive may not be terminated for Cause unless such termination is approved by a vote of the majority of the entire Board of Directors (or such other vote require pursuant to the by-laws of the Company) at a meeting duly called and held at which the Executive has the right to be present and be heard.

•      The Amendment to the Employment Agreement for Mr. Plueger increases his target annual bonus from 80% of his annual salary to 100% of his annual salary and increases his maximum annual bonus from 120% of his annual salary to 200% of his annual salary for annual bonuses, beginning with calendar year 2013, in order to align his target and maximum bonus opportunities with that of the other executive officers of the Company.

In addition to the changes discussed above, the Amendments provide for enhanced benefits in the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within twenty-four months following a Change in Control (as defined in the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan, as amended from time to time, or any successor plan).  In lieu of the benefits otherwise payable upon a termination without Cause or for Good Reason, subject to the Executive executing a release of claims, the Executive will be entitled to (i) a pro rata payout of the target annual bonus for the year in which the termination occurs, (ii) a lump sum cash payment equal to three times the sum of the Executive’s annual salary and target annual bonus, (iii) full vesting of any granted but unpaid deferred bonus awards, (iv) a lump sum cash payment representing the COBRA costs of providing benefits under the group health plans in which the Executive was participating at the time of termination of employment for two years, and (v) a lump sum cash payment of the premiums for the Executive’s term life insurance for a period of two years.  No changes were made to the treatment of outstanding options and/or restricted stock units.  The Amendments also provide that if any of the Executive’s benefits are parachute payments, he will be entitled to (i) his benefits reduced so that no portion of such benefits is subject to excise tax or (ii) his benefits without any such reduction, whichever is greater on an after-tax basis.

Except as expressly set forth in the Amendments, all of the provisions of the Employment Agreements will remain unchanged and in full force and effect.  The summary set forth in this Form 8-K is qualified in its entirety by reference to the full text of the Amendments, which is incorporated herein.

Item 9.01.                                        Financial Statements and Exhibits.

(d)   Exhibits

10.1	Second Amendment to Employment Agreement, dated as of May 30, 2013, by and between Air Lease Corporation and Steven F. Udvar-Házy

10.2	Second Amendment to Employment Agreement, dated as of May 30, 2013, by and between Air Lease Corporation and John L. Plueger

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION

Date: May 31, 2013	/s/ Carol H. Forsyte
Carol H. Forsyte
Executive Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer

EXHIBIT INDEX

10.1	Second Amendment to Employment Agreement, dated as of May 30, 2013, by and between Air Lease Corporation and Steven F. Udvar-Házy
10.2	Second Amendment to Employment Agreement, dated as of May 30, 2013, by and between Air Lease Corporation and John L. Plueger